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                                                                Exhibit 99(d)(2)

                             SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                          WALTHAM, MASSACHUSETTS 02451

                                                 NOVEMBER 5, 1999

CONFIDENTIAL

Alcon Laboratories, Inc.
P.O. Box 6600
Fort Worth, TX 76115

Gentlemen:

         In order to allow you to evaluate a possible business transaction (the "Proposed Transaction") with Summit Technology, Inc. (the "Company", which term shall include the Company and its subsidiaries), we have and will deliver to you, upon your execution and delivery to us of this agreement, certain information about the Company. All information about the Company furnished by us or our Representatives (as defined below), whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Evaluation Material". Evaluation Material includes any reports or analyses that you prepare that include or are based on information about the Company that we provide to you. Evaluation Material does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was known by you prior to its disclosure by us or our Representatives or (c) becomes available to you from a person other than us or our Representatives who is not known to you to be otherwise bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not known to you to be under an obligation to us or any Representative of ours not to transmit the information to you. As used in this letter agreement, the term "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

         Except as required by law, unless otherwise agreed to in writing by us, you agree (a) to keep all Evaluation Material confidential and not to disclose or reveal any Evaluation Material to any person other than your Representatives who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating the Proposed Transaction and to cause those persons to observe the terms of this letter agreement, (b) not to use Evaluation Material for any purpose other than in connection with your evaluation of the Proposed Transaction or the


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consummation of the Proposed Transaction and (c) not to disclose to any person
(other than those of your Representatives who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of your Representatives, whom you will cause to observe the terms of this letter agreement) any information about the Proposed Transaction.

         In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Evaluation Material or any other information concerning the Company or the Proposed Transaction, you agree that you will provide us with prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In any such event you will use your reasonable best efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

         If you determine that you do not wish to proceed with the Proposed Transaction, you will promptly advise us of that decision. In that case, or in the event that we, in our sole discretion, so request or the Proposed Transaction is not consummated by you, you will, upon our request, promptly deliver to us all Evaluation Material, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any Representative of yours.

         You understand and acknowledge that neither we nor any of our Representatives (including without limitation any of our directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither we nor any of our Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final definitive agreement, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have legal effect.

         It is understood and agreed that until a final acquisition agreement regarding the Proposed Transaction has been executed by you and us, neither you nor we are under any legal obligation and shall have no liability to the other of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement except for the matters that we have agreed to in this letter agreement.

         Without prejudice to the rights and remedies otherwise available to us, you agree that we shall be entitled to equitable relief by way of injunction or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.

         It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or


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partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

         This letter agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that state.

         Except as to your affiliates, any assignment of this letter agreement by you without our prior written consent shall be void.

         This letter agreement contains the entire agreement between you and us concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

         Please confirm your agreement with the foregoing by signing in the space provided below.

                                                         SUMMIT TECHNOLOGY, INC.

                                                   By: /s/ James A. Lightman
                                                      -------------------------
                                                   Title: VP and General Counsel

Accepted and agreed
as of the date
first written above:

ALCON LABORATORIES, INC.



By: /s/ Elaine E. Whitbeck
    ------------------------
Title: Vice President
       and Ass. Gen. Counsel

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